Exhibit 99.1

AeroGrow Reports Results for Quarter Ended September 30, 2010

•	Operating loss reduced 34% year-over-year, continuing year-long trend

Boulder, CO – November 10, 2010 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended September 30, 2010.   The quarter is AeroGrow’s second of the 2011 fiscal year.

For the quarter ended September 30, 2010, AeroGrow reported revenue of $1.38 million, down 58% from the quarter ended September 30, 2009.  The majority of the decline was due to an anticipated $1.5 million, or 84%, decline in sales to retailers as the Company continued to aggressively exit that low margin sales channel.  In addition, direct-to-consumer sales were constrained by persistent out-of-stock inventory issues caused by liquidity issues earlier in the fiscal year, long lead times on products procured from China, and by a 37.2% year-over-year decline in advertising expenditures during the quarter.  Nonetheless, the Company’s direct response marketing results continued to improve despite the inventory stocking issues, with sales per dollar of advertising up 24% over the same quarter the prior year.

Earlier this year, the Company announced a strategic decision to focus on building its direct-to-consumer business and to reduce the Company’s exposure to retailers.  This decision was based on the relatively low profit margins, high capital and operational requirements, and changing customer dynamics in the retail channel.  Over the last 9 months, this strategy has resulted in a year-over-year reduction in operating losses, despite the planned reduction in sales to retailers.

AeroGrow reported an operating loss for the quarter of $1.11 million, a 34% reduction from last year’s operating loss of $1.71 million in the same quarter.  The decreased loss reflected continued significant decreases in operating expenses, partially offset by the impact of lower sales and gross margin during the quarter.

“I continue to be confident that we are on the right path,” said Jack Walker, Chairman and CEO of AeroGrow.  “Our revenue is down, but that was expected.  More importantly, our change in strategy is taking hold and we delivered a year-over-year improvement on the operating loss line for the fourth consecutive quarter.

“We are making progress on a host of initiatives to position the Company for top line growth, improved margins, and continued expense control.  While gross margins are still below our targets, we are seeing signs of improvement that bode well for the coming quarter.  With sequential revenue growth, higher margins, more aggressive spending on holiday advertising, and a lower overhead base, I believe we will see improved results in our key December quarter.”

Results of Operations:

For the three months ended September 30, 2010, sales totaled $1,379,617, a $1,906,332, or 58.0% decrease from the same period in the prior year.  $1,544,408, or 81.0%, of the overall decline in revenue resulted from an 84.3% reduction in sales to retailers, a result of our strategic decision to reduce our exposure to the retail channel because of its low margins and high capital requirements.  Our direct-to-consumer sales also declined, by 22.1% from the prior year, reflecting the combined impact of a 37.2% reduction in the amount of revenue-generating media spending, the impact of inventory stock outs during the period which were caused by cash constraints earlier in the fiscal year and long lead times on products procured from China, and lower average pricing on sales of our products resulting from our shift to an “everyday low pricing” sales model.  Despite these issues, the effectiveness of our direct-to-consumer advertising continued to improve, and increased 24.0% year-over-year as we generated $8.68 of direct-to-consumer revenue for every dollar of revenue-generating media spent in the 2010 period, as compared to $7.00 of direct-to-consumer revenue per media dollar in 2009.  The strategic shift away from sales to retailers, combined with the impact of inventory stock outs, was reflected in lower sales of AeroGardens, which declined by 78.2% from the prior year.  Recurring revenue from seed kit and accessories declined slightly, by 7.8%, as these sales were not as affected as AeroGardens by the reduced retail presence or by the inventory stocking issues.  Seed kit and accessory sales represented 63.0% percent of total revenue for the three months ended September 30, 2010, up from 28.7% in the prior year period.

Gross margin for the three months ended September 30, 2010 was 24.7%, as compared to 30.9% for the year earlier period.  The decrease in percentage margin reflected a variety of factors during the current year period, including lower average pricing on sales of our products, operational inefficiencies caused by cash and inventory constraints, and fixed manufacturing and distribution facility costs spread over a lower revenue base.  Operating expenses other than cost of revenue decreased $1,262,700, or 46.4%, from the prior year reflecting cost saving initiatives, reductions in media spending, and staffing reductions.

Our loss from operations totaled $1,117,549 for the three months ended September 30, 2010, as compared to a loss of $1,705,661 in the prior year period.  The decreased loss reflected the significant decrease in operating expenses other than cost of revenue, partially offset by the impact of lower sales and gross margin.

Other income and expense for the three months ended September 30, 2010 totaled to a net other expense of $1,012,004, as compared to net other expense of $59,593 in the prior year period.  The net other expense in the current year period included $760,900 in non-cash expense related to the combined effect of the amortization of deferred financing costs (principally the value of warrants granted to a placement agent) and a debt discount, on convertible notes we issued during the current fiscal year.  These notes were considered to have been issued at a discount because they had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the three-year life of the notes, as are the related financing costs.  The prior year net other expense amount included $180,286 in gains related to accounts payable balance reduction agreements negotiated with certain vendors.

The year-over-year increase in other expense more than offset the reduction in the operating loss, and, as a result, the net loss for the three months ended September 30, 2010 increased to $2,129,553 from a net loss of $1,765,254 in the same period a year earlier.

The following table sets forth, as a percentage of sales, our financial results for the three months ended September 30, 2010 and the three months ended September 30, 2009:

	Three Months Ended September 30,
	2010	2009
Revenue
Product sales – retail, net	20.8%	55.8%
Product sales – direct to consumer, net	77.7%	41.8%
Product sales – international	1.5%	2.4%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	75.3%	69.1%
Research and development	3.8%	5.3%
Sales and marketing	43.0%	38.0%
General and administrative	58.9%	41.2%
Total operating expenses	181.0%	151.9%
Profit/(loss) from operations	-81.0%	-51.9%

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended September 30,		Six Months ended September 30,
	2010	2009	2010	2009

Revenue
Product sales	$1,379,617	$3,285,949	$3,197,636	$6,265,642

Operating expenses
Cost of revenue	1,038,812	2,270,556	2,360,515	4,140,361
Research and development	52,745	173,354	89,760	292,552
Sales and marketing	593,309	1,248,102	1,410,287	2,407,898
General and administrative	812,300	1,299,598	1,708,483	2,753,806
Total operating expenses	$2,497,166	$4,991,610	$5,569,045	$9,594,617

Profit (loss) from operations	(1,117,549)	(1,705,661)	(2,371,409)	(3,328,975)

Other (income) expense, net
Interest (income)	(1,900)	(61)	(8,530)	(141)
Interest expense	933,400	239,940	1,451,500	485,990
Interest expense – related party	94,490	-	155,749	-
Other (income)	(13,986)	(180,286)	(111,525)	(987,838)
Total other (income) expense, net	1,012,004	59,593	1,487,194	(501,989)

Net income (loss)	$(2,129,553)	$(1,765,254)	$(3,858,603)	$(2,826,986)

Net income (loss) per share, basic	$(0.17)	$(0.14)	$(0.31)	$(0.22)

Net income (loss) per share, diluted	$(0.17)	$(0.14)	$(0.31)	$(0.22)

Weighted average number of common shares outstanding used to calculated basic net income (loss) per share	12,566,486	12,422,249	12,566,486	12,729,125

Effect of dilutive securities:
Equity based compensation	-	-	-	-

Weighted average number of common shares outstanding used to calculated diluted net income per share	12,566,486	12,422,249	12,566,486	12,729,125

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	September 30, 2010	March 31, 2010
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$629,178	$249,582
Restricted cash	87,904	443,862
Accounts receivable, net of allowance for doubtful accounts of $85,416 and $87,207 at September 30, 2010 and March 31, 2010, respectively	360,411	478,113
Other receivables	104,108	259,831
Inventory	4,245,458	3,493,732
Prepaid expenses and other	552,994	338,095
Total current assets	$5,980,053	$5,263,215
Property and equipment, net of accumulated depreciation of $2,875,420 and $2,486,377 at September 30, 2010 and March 31, 2010, respectively	672,731	1,002,530
Other assets
Intangible assets, net of $16,468 and $6,854 of accumulated amortization at September 30, 2010 and March 31, 2010, respectively	270,053	275,599
Deposits	217,840	240,145
Deferred debt issuance costs, net of accumulated amortization of $244,316 and $486,791 at September 30, 2010 and March 31, 2010, respectively	1,867,280	62,291
Total other assets	$2,355,173	$578,035
Total Assets	$9,007,957	$6,843,780

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Current portion – long term debt – related party	$143,743	$911,275
Current portion – long term debt	1,914,636	3,053,984
Accounts payable	1,974,605	3,354,703
Accrued expenses	2,006,646	1,449,977
Customer deposits	13,223	339,041
Deferred rent	32,519	40,773
Total current liabilities	$6,085,372	$9,149,753
Long term debt	1,407,070	1,020,957
Long term debt – related party	136,926	-
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized and 7,586 shares issued and outstanding at September 30, 2010 and March 31, 2010	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 12,650,605 and 12,398,249 shares issued and outstanding at September 30, 2010 and March 31, 2010, respectively	12,650	12,398
Additional paid-in capital	61,497,338	52,933,467
Accumulated (deficit)	(60,131,407)	(56,272,803)
Total Stockholders' Equity (Deficit)	$1,378,589	$(3,326,930)
Total Liabilities and Stockholders' Equity (Deficit)	$9,007,957	$6,843,780

SALES BY CHANNEL

	Three Months Ended September 30,
Product Revenue	2010	2009
Retail, net	$287,373	$1,831,781
Direct to consumer, net	1,071,606	1,375,141
International	20,638	79,027
Total	$1,379,617	$3,285,949

SALES BY PRODUCT TYPE

	Three Months Ended September 30,
	2010	2009
Product Revenue
AeroGardens	$510,458	$2,343,439
Seed kits and accessories	869,159	942,510
Total	$1,379,617	$3,285,949
% of Total Revenue
AeroGardens	37.0%	71.3%
Seed kits and accessories	63.0%	28.7%
Total	100.0%	100.0%

About AeroGrow International, Inc.:

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens.  AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jack Walker and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, direct-to-consumer strategy, expanding sales, improved margins, operating efficiencies and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.